  United states

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2015

ETHAN ALLEN INTERIORS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11692	06-1275288
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Ethan Allen Drive Danbury, CT	06811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 743-8000

                                            Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2015, Ethan Allen Interiors Inc.’s (the “Company”) Board of Directors appointed Domenick J. Esposito, 65, as an independent director of the Company to serve a term to expire in 2015. Mr. Esposito was also appointed as a member of the Audit Committee. Mr. Esposito will be entitled to the standard compensation available to all non-employee directors.

Mr. Esposito, who has been a practicing CPA since 1974, currently is a member of the CPA firm CohnReznick LLP, where he has been a partner since 2002. He is currently serving as the National Practice and Growth Director and prior to that served as the firm’s Chief Operating Officer. Mr. Esposito will be retiring his position with the firm on January 31, 2016

From 2001 through 2002, he was Vice Chairman of BDO, and from 1979 through 2001 he served as a member of Grant Thornton, where he became partner in 1981, and the firm’s Chief Executive Officer in 1999. Prior to 1979 he served as a member of Price Waterhouse.

He has been a member of the NASDAQ Listing and Qualifications Committee to the Board of Directors and recently served on the NASDAQ Listing and Qualifications Panel. He formerly served as the leader of the New York State Society of CPA’s Committee for Large and Medium Sized Firms Practice Management, and was also an Adjunct Professor at C.W. Post / Long Island University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETHAN ALLEN INTERIORS INC.

Date: July 21 , 2015	By:	/s/ Corey Whitely
Corey Whitely
Executive Vice President, Administration, Chief Financial Officer and Treasurer